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                                  EXHIBIT 99.1


August 13, 1998

FOR IMMEDIATE RELEASE               http://www.promus-hotel.com

Contact: Bill Perocchi, Executive Vice President/Chief Financial Officer
         (901) 374-6051

         Gregg Swearingen, Vice President, Investor Relations
         (901) 374-5468



         PROMUS HOTEL CORPORATION BOARD AUTHORIZES SHARE REPURCHASE


         MEMPHIS, Tenn. - August 13, 1998 -- Promus Hotel Corporation (NYSE:
PRH) today announced that its board of directors has authorized the company to repurchase up to $200 million of its common stock for cash. The authorization allows the company to conduct the repurchase program in the open market, or in negotiated or block transactions at prevailing market prices until December 31, 1999. The company currently has 87.3 million shares outstanding.


         "This program underscores our collective confidence in the future of Promus," said Raymond E. Schultz, chairman and chief executive officer. "It gives us the opportunity to enhance return on equity and shareholder value while accumulating shares for general corporate purposes and future strategic investments."


         Promus Hotel Corporation is one of the world's premier lodging companies, with system-wide annual revenues of over $5 billion. The company operates, franchises or owns hotels throughout the United States and in Canada, Mexico and Latin America. It is the franchisor and operator of the Doubletree Hotels and Guest Suites, Embassy Suites, Homewood Suites, Club Hotels by Doubletree, Hampton Inn, Hampton Inn & Suites, Embassy Vacation Resort and Hampton Vacation Resort brands. The company also manages non-Promus branded hotels and facilities in its University Hotel & Conference Center division.